                                                                        Exhibit 99.1

The Savannah Bancorp, Inc.
News Release

May 3, 2007
For Release: Immediately

The Savannah Bancorp Announces Addition of Holden T. Hayes
to The Savannah Bank Executive Management Team

SAVANNAH, GA -(Prime Newswire)—May 3, 2007--The Savannah Bancorp, Inc. (Nasdaq: SAVB) is pleased to announce the addition of Holden T. Hayes to The Savannah Bank. Hayes joins the Bank as Executive Vice President and will report directly to John C. Helmken, II, President and Chief Executive Officer. He has been in banking for over 13 years and was most recently employed with SunTrust Bank as a Senior Vice President in Wealth and Investment Management. Prior to SunTrust, Hayes was employed with Fidelity National Bank in Atlanta in various capacities.

He is a graduate of The University of Georgia where he earned his Bachelor of Business Administration degree in Finance and he earned a Master’s of Business Administration degree from Georgia Southern University. Hayes currently holds Series 7, 66 and 24 securities licenses as well as life and variable insurance.

Active in the community, Hayes currently serves on various civic and community organizations including the Historic Savannah Foundation, Greater Savannah Sports Council, Senior Citizens, Inc. and St. John’s Church. He is a past director of the Chamber of Commerce and Telfair Museum of Arts and is a graduate of Leadership Savannah.

John Helmken, President and Chief Executive Officer, of The Savannah Bancorp, Inc. added, “Holden’s experience and track record of successful leadership will bring even more momentum to the growth and direction of The Savannah Bank.  He is well known in Savannah; his involvement in, and awareness of our community, will make him a good fit for our team.  Our board and management group has extremely high expectations for our bank and company.  Holden embraces our vision and is excited about the opportunity to be a part of moving us to the next level.”

The Savannah Bancorp, Inc. is a bank holding company with three banking subsidiaries, The Savannah Bank, N.A., Bryan Bank & Trust and Harbourside Community Bank. The Company has six banking locations in Savannah, GA, one in Richmond Hill, GA and one on Hilton Head Island, SC. Comprehensive historical and current financial information on the Company is available on its corporate website at www.savb.com.

Forward-Looking Statements

This press release may contain statements that constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding future expectations or events. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations.